UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 18, 2009

Community Shores Bank Corporation
(Exact name of registrant as specified in its charter)

Michigan	000-51166	38-3423227
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification Number)

1030 W. Norton Avenue, Muskegon, Michigan	49441
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code 231-780-1800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     On December 18, 2009, Community Shores Bank Corporation (the “Company”) entered into a Second Amendment to Loan Agreement (the “Second Amendment”) with Fifth Third Bank (“Fifth Third”) and a replacement promissory note payable to Fifth Third (the “Promissory Note”). The Second Amendment amended the terms of a Loan Agreement dated September 7, 2007 between the Company and Fifth Third (the “2007 Agreement”) that had previously been amended by an Amendment to Loan Agreement dated September 16, 2008 (the “First Amendment”) and a notice from Fifth Third dated September 22, 2009 (the “September 2009 Notice”).
     The 2007 Agreement provided the Company with a $5 million line of credit that was scheduled to expire approximately one year after it was executed. The First Amendment extended the $5 million line of credit through September 1, 2009. It also provided for the Company to enter into an agreement pledging all of the stock of its banking subsidiary, Community Shores Bank (the “Bank”), to Fifth Third to secure the repayment of the line of credit and any other present or future obligations of the Company to Fifth Third (the “Pledge Agreement”). The September 2009 Notice extended the scheduled expiration date of the line of credit for up to ninety additional days.
     Pursuant to the Second Amendment and the Promissory Note, on December 18, 2009, the $5 million line of credit was converted to a $5 million term loan with a scheduled maturity of January 3, 2011, when the loan is payable in full. Interest is payable quarterly by Community Shores on the outstanding principal amount of the loan from December 18, 2009 until maturity at the rate of 2.75% above Fifth Third’s prime rate in effect from time to time. The quarterly interest payments are due on December 31, 2009, and on the last business day of each succeeding March, June, September and December until the principal of the loan is paid in full. Prior to December 18, 2009, the interest rate was one percent above Fifth Third’s prime rate.
     The Second Amendment includes a number of covenants, including covenants regarding (a) the capital of the Company and the Bank, (b) the ratio of non-performing loans to total loans, (c) the ratio of non-performing assets to total assets, (d) return on assets, and (e) availability of cash to pay interest on the Promissory Note.
     The Second Amendment includes a number of events of default, including (a) failure to pay principal or interest when due, or to comply with covenants, (b) default in payment of other indebtedness that permits acceleration of such indebtedness, (c) the occurrence of a change in control of the Company, (d) taking of certain administrative actions relating to the Company or the Bank under state or federal law or regulations, and (e) the occurrence of specified events relating to receivership, insolvency, bankruptcy or similar matters.
     If an event of default occurs under the loan agreement, as amended by the Second Amendment, Fifth Third may, among other options, declare all unpaid principal and accrued interest under the loan agreement, and any other indebtedness of the Company to Fifth Third, due and payable, and exercise its remedies under the Pledge Agreement, and any other loan documents.
     A copy of the Second Amendment and Promissory Note are included in this report as Exhibit 4.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information set forth under Item 1.01 of this report is incorporated here by reference.

Item 9.01	Financial Statements and Exhibits
     (d) Exhibits

Exhibit
Number	Description

4.1	Second Amendment to Loan Agreement between the Company and Fifth Third Bank dated December 18, 2009, and Promissory Note dated December 18, 2009 payable to Fifth Third Bank
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Shores Bank Corporation
By:	/s/ Tracey A. Welsh
Tracey A. Welsh
Senior Vice President, Chief Financial Officer and Treasurer

Date: December 22, 2009

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Second Amendment to Loan Agreement between the Company and Fifth Third Bank dated December 18, 2009, and Promissory Note dated December 18, 2009 payable to Fifth Third Bank

4